PEREGRINE SEMICONDUCTOR CORPORATION
9380 CARROLL PARK DRIVE
SAN DIEGO, CA 92121
September 19, 2014
Carl N. Burrow
Dear Carl:
This letter (the “Agreement”) confirms the agreement between you and Peregrine Semiconductor Corporation (the “Company”) regarding the resignation of your employment with the Company.
1.Termination Date. Your employment with the Company will terminate on October 1, 2014 (the “Termination Date”).
2.    Consulting Services. Following the Termination Date, you and the Company agree that you will become a consultant to the Company, pursuant to the Company’s standard Consulting Agreement (the “Consulting Services”), until the earlier of (i) December 21, 2014, or (ii) the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Murata Electronics North America, Inc., PJ Falcon Acquisition Company, Limited, and the Company, dated as of August 22, 2014. You will be required to perform the Consulting Services for up to 8 hours or one day per week, for which you will be paid $2,000 per week.
3.    Effective Date and Revocation. You have up to twenty-one days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
4.    Accrued Salary. On the Termination Date, the Company will pay you base salary and accrued but unused vacation time earned through the Termination Date (less all applicable withholding taxes and other deductions). As calculated, the Company will pay you any incentive earned through Q3 2014 in Q4 2014. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
5.    Continuing Health Coverage. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act after the Termination Date. In order to continue your coverage, you will be required to file the requisite election form from IGOE.

Carl N. Burrow
September 19, 2014

6.    Equity-Based Awards.
(a)    Cancelled Awards. On the Termination Date, the stock option granted to you on January 28, 2013 to purchase 160,000 shares of the Company’s Common Stock at an exercise price of $12.74 per share will be cancelled in its entirety. On the Termination Date, the restricted stock units granted to you on February 24, 2014 originally covering 7,500 shares of the Company’s Common Stock (but now covering 5,625 remaining shares) will be cancelled in their entirety.
(b)    Continuing Awards. On the Termination Date, the stock option granted to you on February 24, 2014 to purchase 53,000 shares of the Company’s Common Stock at an exercise price of $5.81 per share will be cancelled with respect to 36,694 shares, and following such cancellation will remain outstanding with respect to 16,306 shares (which includes 10,306 currently vested shares plus an additional 6,000 shares). Provided that you continue to provide the Consulting Services through the closing of the Merger, such remaining shares will be eligible to be cashed out as provided in Section 3.7 of the Merger Agreement.
7.    Pro-Rata Annual Target Bonus. Provided that you continue to provide the Consulting Services through the closing of the Merger, you will be entitled to receive your fiscal year 2014 annual target bonus under the Company’s Incentive Bonus Plan, as prorated and provided in Section 7.6(e) of the Merger Agreement.
8.    Continuing Obligations to Company. You hereby agree to remain bound by your Confidential Information, Invention Assignment, Disclosure and Non-Solicitation Agreement with the Company (the “Confidentiality Agreement”), your Arbitration Agreement with the Company (the “Arbitration Agreement”), and Section 8 of the letter agreement between you and the Company dated as of December 1, 2012 (the “Letter Agreement”). Specially, you acknowledge and agree that continuing until the first anniversary of the termination of the Consulting Services, you will not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either (A) the employment of any employee or consultant of the Company or any of the Company’s affiliates or (B) the business of any customer of the Company or any of the Company’s affiliates. You acknowledge and agree that if you breach any provision of this Agreement, your Confidentiality Agreement, Arbitration Agreement, Section 8 of the Letter Agreement, or any other agreement with the Company that by its terms continues in force following your separation from service, then (a) the Company will not provide you with any of the additional benefits under this Agreement and (b) the Company may seek to recoup or revoke any benefits provided hereunder; however, in such event this Agreement will remain in full force and effect.
9.    Consideration. Subject to and in consideration of your release of claims as provided herein, the Company has agreed to provide you with certain payments and benefits as set forth in Sections 6(b) and 7 of this Agreement.
10.    Release of Claims. In consideration of the payments and benefits provided to you hereunder, to the fullest extent permitted by law, you, on behalf of yourself and your heirs, family members, executors, administrators and assigns, hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions,

Carl N. Burrow
September 19, 2014

subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)    any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq.;
(e)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(f)    any and all claims for attorneys' fees and costs.
You and the Company agree that the release set forth in this Section 9 will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. In addition, and notwithstanding anything in this Agreement to the contrary, the release set forth herein does not extend to any claims for indemnification under Section 2802 of the California Labor Code or any analogous law of any other state.
11.    Acknowledgement of Waiver of Claims Under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:

Carl N. Burrow
September 19, 2014

(a)    you should consult with an attorney prior to executing this Agreement;
(b)    you have twenty-one (21) days within which to consider this Agreement;
(c)    you have seven (7) days following your execution of this Agreement to revoke the Agreement; and
(d)    this Agreement will not be effective until the revocation period has expired.
Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
12.    Civil Code Section 1542. You represent that you are not aware of any claims against the Company other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.
13.    No Pending or Future Lawsuits. You represent that (a) you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein; (b) in the event you have brought a lawsuit, claim or action on behalf of yourself, you will dismiss the lawsuit, claim or action with prejudice, or (c) in the event you have brought a lawsuit, claim or action on behalf of any other person or entity, you will dismiss the lawsuit, claim or action with prejudice, if permitted by applicable law. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
14.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
15.    Other Agreements. At all times in the future, you will remain bound by Sections 7 and 8 of the Letter Agreement, your Confidentiality Agreement, your Arbitration Agreement and your Indemnification Agreement with the Company. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company

Carl N. Burrow
September 19, 2014

and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
16.    Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company except as required under the Consulting Agreement.
17.    Section 16 Obligations. You acknowledge that, despite the cessation of your employment with the Company on the Termination Date, you may continue to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You further acknowledge that the Company has advised you to consult independent counsel regarding the applicability of Section 16 of the Exchange Act.
18.    No Cooperation. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, other than (a) pursuant to a subpoena or other court order or (b) in connection with any Equal Employment Opportunity Commission or Department of Fair Employment and Housing proceeding.
19.    Mutual Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company’s current directors and current officers agree not to make any negative or disparaging statements (orally or in writing) regarding your employment with the Company to any party outside of the Company, except as required by law.
20.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
21.    Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).
22.    Costs. You and the Company will each bear your own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
23.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Carl N. Burrow
September 19, 2014

Please indicate your agreement with the above terms by signing below.
Very truly yours,

PEREGRINE SEMICONDUCTOR CORPORATION
By:	/s/ James S. Cable
James S. Cable, Ph.D. Chief Executive Officer, President and Chairman
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Carl N. Burrow
Signature of Carl N. Burrow
Dated:	September 19th, 2014